Exhibit 4(a)(1)

EXECUTION VERSION

AMENDMENT TO THE LOAN AGREEMENT (the “Amendment Agreement”) entered into as of December 3, 2012, by and among:

I. Gruma, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico, as borrower (the “Company”), and

II. The several financial institutions executing this Amendment Agreement (the “Majority Banks”), and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as Administrative Agent for the Banks.

WHEREAS

I.                                        The Company and the Banks entered into that certain Loan Agreement dated as of March 22, 2011 (the “Original Loan Agreement”), whereby, the Banks thereunder agreed to make available to the Company certain extensions of credit.

II.                                   The Company has requested that the Banks agree to certain amendments to the Original Loan Agreement.

III.                              The Majority Banks are willing, on the terms and subject to the conditions hereinafter set forth, to enter into this Amendment Agreement.

NOW THEREFORE, in consideration of the foregoing and of the terms, conditions, representations and warranties set forth herein, the parties hereby agree as follows:

SECTION 1

TERMS AND DEFINITIONS

1.01                        General Rule. All terms defined in the Original Loan Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Original Loan Agreement when used herein.

SECTION 2

AMENDMENTS

2.01 Purpose. The parties hereby agree to amend certain terms and provisions of the Original Loan Agreement, as set forth herein, as of the Effective Date, and agree that all remaining terms and provisions of the Original Loan Agreement shall remain unaltered and in full force and effect, except to the extent that such remaining terms and provisions are in conflict with or are inconsistent with the terms and provisions of this Amendment Agreement, in which case, (i) the terms and provisions of this Amendment Agreement shall supersede the terms and provisions of the Original Loan Agreement and govern the obligations of the parties, and (ii) the Original Loan Agreement shall be deemed to be further amended to the extent necessary to conform the terms and provisions thereof with the terms and provisions of this Amendment Agreement.

2.02 Addition of definitions. The following definitions are added to Section 1.01 in alphabetical order:

“ADM” means Archers-Daniels-Midland Company and its Affiliates.

“ADM SPA” means the stock purchase agreement to be executed by and between the Company and ADM pursuant to which the Company would purchase 106,335,069 shares of the Company, 3,857,175 shares of VALORES AZTECA, 25,797 equity interests in VALORES MUNDIALES, and 300 equity interests in CONSORCIO ANDINO from ADM.

“CONSORCIO ANDINO” means Consorcio Andino, S.L.

“RFB HOLDINGS” means RFB Holdings de México, S.A. de C.V.

“RFB HOLDINGS SPA” means the stock purchase agreement to be executed by and between the Company and RFB Holdings pursuant to which the Company and/or any of its Subsidiaries would purchase 208,596 equity interests in VALORES MUNDIALES, and 4,000 equity interests in CONSORCIO ANDINO from RFB HOLDINGS.

“VALORES AZTECA” means Valores Azteca, S.A. de C.V.

“VALORES MUNDIALES” means Valores Mundiales, S.L.

2.03 Amendment to the definition of Applicable Margin. The definition of Applicable Margin is hereby amended in its entirety to read as follows:

“Applicable Margin” means the margin, expressed as an interest rate per annum, to be added to the rate of interest selected by the Company in respect of the Loans which shall be 2.0% from the Closing Date to April 30, 2011, and thereafter shall be as set forth below according to the Maximum Leverage Ratio as of the end of the most recent Fiscal Quarter:

Maximum Leverage Ratio	Applicable Margin
Greater than or equal to 4.5x	3.00%
Greater than or equal to 4.0x and less than 4.5x	2.75%
Greater than or equal to 3.5x and less than 4.0x	2.50%
Greater than or equal to 3.0x and less than 3.5x	2.25%
Greater than or equal to 2.5x and less than 3.0x	2.00%
Greater than or equal to 2.0x and less than 2.5x	1.75%
Less than 2.0x	1.50%

2.04 Amendment to Section 7.02 Investments. The following provision is added at the end thereof in lieu of the “.” and the word “and” is deleted from the end of subsection (h):

“; and (j) the share purchases to be contemplated in the ADM SPA and the RFB HOLDINGS SPA.”

2.05 Amendment to Section 7.04 Restricted Payments.  The phrase “was less than 3.50 to 1.00” is hereby deleted and replaced with the following phrase “does not exceed the Maximum Leverage Ratio permitted under Section 7.10”.

2.06 Amendment to Section 7.07 Transactions with Affiliates.  The following is added at the end of such provision:

“For the avoidance of doubt, the transactions contemplated in the ADM SPA and the RFB HOLDINGS SPA shall be considered to be upon fair and reasonable terms and no less favorable to the Company than are obtainable in a comparable arm’s-length transaction with a Person not an Affiliate of the Company.”

2.07 Amendment to Section 7.10 Maximum Leverage Ratio.   Section 7.10 is deleted in its entirety and replaced with the following:

“7.10 Maximum Leverage Ratio. The Company shall not permit its Maximum Leverage Ratio for any Measurement Period within the periods mentioned below, to be:

Period	Leverage Ratio
From March 22, 2011 to December 3, 2012	Greater than 3.5x to 1.00x
From December 4, 2012 to September 30, 2013	Greater than 4.75x to 1.00x
From October 1, 2013 to September 30, 2014	Greater than 4.5x to 1.00x
From October 1, 2014 to September 30, 2015	Greater than 4.0x to 1.00x
From October 1, 2015 and thereafter	Greater than 3.5x to 1.00x

2.08 Amendment of Section 8.01(k) Change of Control. Section 8.01(k) is deleted in its entirety and replaced with the following:

“(k) Change of Control. Graciela Moreno Hernández and/or the respective family members (including spouses, siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective family members or heirs) of the deceased Roberto Gonzalez Barrera and/or Graciela Moreno Hernandez, fail to elect the majority of the Board of the Directors of the Company.”

2.09 Amendment of Exhibit D. The reference to “3.50” is replaced with “                 ” (blank space to be completed by the Company).

SECTION 3

CONDITIONS PRECEDENT

3.01 Conditions Precedent for Amendments. The amendments, modifications and changes agreed hereunder shall not become effective until the date on which the following conditions have been duly met (the “Effective Date”) and the Administrative Agent shall have received each of the documents described below, each of which shall be satisfactory to the Administrative Agent in form and substance, provided that such conditions and the Administrative Agent shall have received such documents, on or prior to 3:00 pm New York City time, on December 30, 2012:

(a) This Amendment Agreement shall have been duly executed by the Company, the Administrative Agent and the Majority Banks;

(b) The Administrative Agent shall have received reimbursement or payment of all reasonable and documented expenses required to be reimbursed or paid by the Company pursuant to Section 5.05 hereof;

(c) The Administrative Agent shall have received a certificate dated on or prior to the date of execution of this Amendment Agreement signed by a Responsible Officer of the Company, stating that:

(i) no Default or Event of Default has occurred and is continuing;

(ii) the representations and warranties of the Company contained in the Original Loan Agreement or in any other Loan Document are true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and

(iii) there has not occurred since September 30, 2012 any event or circumstance of a financial, political or economic nature in Mexico which has had or could reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations under the Original Loan Agreement as amended by this Amendment Agreement.

(d) The Company has executed a valid amendment agreement with the lenders satisfactory to the Administrative Agent under: (i) that certain loan agreement, dated as of June 15, 2011, entered into by and between the Company, the several financial institutions from time to time party to such loan agreement, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as administrative agent for such banks; and (ii) the certain loan agreement, dated as of June 15, 2011, entered into by and between the Company and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH; on substantially identical terms and conditions to those contained in this Amendment Agreement.

(e) The Company has executed a valid amendment agreement with BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C. (“BANCOMEXT”) satisfactory to the Administrative Agent under that certain loan agreement, dated as of June 16, 2011, entered into by and between the Company and BANCOMEXT, on similar terms and conditions, where applicable, to those contained in this Amendment Agreement.

(f)           The Administrative Agent shall have received new Term Notes and Revolving Notes duly executed by the Company with the new Applicable Margin.

SECTION 4

REPRESENTATIONS AND WARRANTIES, COVENANTS AND FEES

4.01 Additional Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent that:

(a) The Company is a sociedad anónima bursátil de capital variable duly organized and validly existing under the laws of Mexico; and the Company and each of its Subsidiaries:

(i) is duly organized and validly existing under the laws of its jurisdiction of formation;

(ii) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (1) conduct its business and to own its Properties except to the extent that the failure to obtain any such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect and (2) (with respect to the Company only) to execute, deliver and perform all of its obligations under this Amendment Agreement; and

(iii) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of, and performance by the Company under this Amendment Agreement have been duly authorized by all necessary corporate action, and do not and will not:

(i) contravene the terms of the Company’s acta constitutiva or estatutos sociales in effect,

(ii) conflict with or result in any breach, violation or contravention of, or the creation of any Lien under, or give rise to any right to accelerate or require prepayment, repurchase or redemption of any obligation under or constitute a default in respect of (1) any document evidencing any material

Contractual Obligation to which the Company is a party or (2) any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or (3) violate or contravene any Requirement of Law.

(c) This Amendment Agreement has been duly executed and delivered by the Company. This Amendment Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

SECTION 5

MISCELLANEOUS

5.01 Effectiveness. The Original Loan Agreement, as specifically amended by this Amendment Agreement, shall remain in full force and effect and is hereby ratified and confirmed.

The execution, delivery and performance of this Amendment Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Banks under the Original Loan Agreement.

This Amendment Agreement shall be construed in conjunction and as one with the Original Loan Agreement, and the Original Loan Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment Agreement.

5.02 Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts, and by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

5.03 Headings. Chapter and section headings in this Amendment Agreement are included for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purpose or be given any substantive effect.

5.04 Severability. If any provision contained in or obligation under this Amendment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

5.05 Costs and Expenses. The Company shall pay all reasonable and documented expenses (including reasonable and documented Attorney Costs) incurred by the Administrative Agent in connection with the preparation and execution of this Amendment Agreement and the other related documents, up to an amount that shall not exceed US$10,000.00 (Ten Thousand Dollars US/Cy). All amounts due under this Section shall be payable on or prior to Effective Date.

5.06 Governing Law; Jurisdiction. This Amendment Agreement shall be subject to the applicable governing law and jurisdiction provided in the Original Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

[SIGNATURE PAGES FOLLOW]

THE COMPANY

GRUMA, S.A.B. DE C.V.

/s/ Raul Cavazos Morales		/s/ Rodrigo Martinez Villarreal
By:	Raul Cavazos Morales	By:	Rodrigo Martinez Villarreal
Title:	Chief Financial Officer	Title:	International Legal Vice-President

THE ADMINISTRATIVE AGENT

BBVA BANCOMER, S.A.,

INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER

[Illegible Signature]	[Illegible Signature]
By: [Illegible]	By:
Title: Attorney in Fact	Title:

BANAMEX USA

By:	[Illegible Signature]
Name:	[Illegible]
Title:	Attorney in Fact

By:	[Illegible Signature]
Name:	[Illegible]
Title:	Attorney in Fact

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER As Lender

By:	[Illegible Signature]
Name:	Illegible
Title:	Attorney in Fact

By:	[Illegible Signature]
Name:	[Illegible]
Title:	Attorney in Fact

Signature page to the Amendment to the Loan Agreement dated as of November 30, 2012

BANK OF AMERICA, N.A.

By:	/s/ Gonzalo Isaacs
Name:	Gonzalo Isaacs
Title:	Managing Director

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:	/s/ Anthony Liang
Name:	Anthony Liang
Title:	Managing Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

THE BANK OF NOVA SCOTIA

By:	/s/ Sohail Nawaz
Name:	Sohail Nawaz
Title:	Associate Director – CAG

By:	/s/ Stephen H. Corey
Name:	Stephen H. Corey
Title:	Director – CAG